Dot

July 19, 2014

DTRB Management Inc. d/b/a Casico
Attn: Darius Thompson

Re: Medical Marijuana Letter Agreement

Dear Mr. Thompson:

This letter (this "Letter Agreement" or "Letter") sets forth the headline terms under which Primco Management, Inc. ("PMCM"), a publicly traded Delaware corporation, and DTRB Management Inc. d/b/a Casico ("DTRB"), a Delaware corporation operating in the State of Michigan, located at 2728 Corunna Rd Flint, Michigan, 48503. The parties intend this Letter agreement to be binding, enforceable, and to inure to the benefit of their successors and assigns for a period of 36 months from the date hereof (terminating on July 19, 2017, or the earlier date that a definitive agreement superseding this Letter is executed by the parties), and for this letter to set forth the headline terms under which the parties will develop one or more properties (the "Properties" for ease of reference) and establish medical marijuana grow-room rental facilities and dispensaries (the "Facilities") in the State of Michigan (the "Development Purpose"). .

1. PMCM shall use reasonable commercial efforts to secure $350,000 in funding (the "Funding") to develop the Properties for the Development Purpose.

2. Upon receipt of the Funding, PMCM shall develop the Properties for the Development Purpose and lease the Property to DTRB or its nominee for a monthly rental amount equal to $1, plus 50% of the Facilities' profits. All expenses of the Facilities must be approved by both parties.

3. It is the intent of the parties that PMCM receive 50% equity in all of DTRB's projects as may be agreed by the parties from time-to-time, but which shall include but not be limited to the following:

    a. DTRB operations and future growth within the State of Michigan;
    b. Net equity from medical marijuana products and proprietary software; and
    c. Any and all other net equity of DTRB through the later of the term of this Letter or a superseding definitive agreement between the parties.

    PMCM will have the exclusive right to exploit all of DTRB's products throughout the world for the period covered by this Letter (or the period of a any superseding agreement).

4. As may be necessary to further the intent of the parties expressed herein or any future agreement, the parties shall issue stock certificates for their own stock to the other if the other party as may be agreed.

5. Indemnification: Each party will indemnify and hold harmless the other (including its officers, directors, partners, owners, shareholders, and employees and agents) against any and all claims, damages, expenses, and liabilities, including reasonable attorney's fees, resulting from, arising out of or in any way related to a party's breach of any of its obligations, representations or warranties set out in this and future agreements.

6. Assignment: This Letter may be assigned by either party so long as it provides 30 days' written notice of such assignment to the other.

7. Binding Nature: The above parties agree that this Letter is legally binding.

8. Governing Law: This Letter shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law, rule or regulation (whether of California or any other jurisdiction) which would have the effect of applying any law, rule or regulation other than the State of California. The parties hereby subject themselves to the jurisdiction of the Federal and State courts located within the State of California and agree that the exclusive venue and place of jurisdiction for any lawsuit arising under or related to this Letter of Intent shall be the State of California.

9. Confidentiality: The parties agree that either party may disclose the existence of, and the contents of, this Letter in connection with securities filings or such other purposes as a party deems appropriate, or as may be required by law. The parties expressly agree that this Letter may used to obtain funding from a lending institution or other third party for the projects contemplated herein.

10. Counterparts: This Letter may be executed by facsimile and electronic counterparts, each of which shall be deemed an original and all of which together shall constitute one Letter Agreement.

11. Dollar Value: The parties agree that the value of this Letter is $1,000,000 dollars.

12. Costs: Each party will be responsible for the payment of its own costs and expenses, including reasonable attorneys' fees and expenses, in connection with the transactions contemplated in this Letter, unless otherwise negotiated. However, if either party, in the event an action or proceeding is brought by any party under this Letter to enforce or construe any of its terms, the prevailing party shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys' fees incurred in connection with such action or proceeding.

13. No Agency: Neither party is the agent, representative or partner of the other, and this Letter shall not be interpreted or construed to create an association or agency relationship between the parties.

If the foregoing general terms are acceptable, please sign and date this Letter in the space provided below and return a copy to our office to my attention. Upon receipt of a fully-executed copy of this Letter, we will proceed with our Funding plans.

Very truly yours,

Primco Management

____

By:

Its: CEO

Accepted and Agreed:

DTRB Management Inc.

____

By:

Its: